Exhibit 99.1


          Jack in the Box Inc. Reports Record Profit in First Quarter; Updates Fiscal 2007 Forecast and Provides Guidance for Second Quarter


    SAN DIEGO--(BUSINESS WIRE)--Feb. 21, 2007--Jack in the Box Inc. (NYSE:JBX) today reported record earnings for the first quarter ended Jan. 21, 2007, which increased to $37.4 million, or $1.03 per diluted share, compared with $25.2 million, or 70 cents per diluted share, in the same quarter a year ago.

    First quarter earnings exceeded the high end of the range previously forecast by the company and analysts' First Call consensus estimate of 81 cents. The improvement was due primarily to the following, in approximate amounts:

    -- +17 cents from higher sales and restaurant operating margin at Jack in the Box.

    --  +4 cents from a lower tax rate.

    -- +4 cents due to the rollout of new employee uniforms, which was originally anticipated to be completed in the first quarter and instead began in the second quarter.

    -- -3 cents from financing costs related to retiring the company's previous credit facility.

    "The outstanding first-quarter performance reflects continued execution of our strategic initiatives to profitably grow the company, expand franchising and reinvent the Jack in the Box(R) brand," said Linda A. Lang, chairman and chief executive officer.

    First quarter financial highlights

    Same-store sales at Jack in the Box company restaurants increased
5.6 percent in the first quarter, with an increase in both average check and transactions, compared with a year-ago increase of 5.5 percent. System same-store sales at Qdoba Mexican Grill(R) increased
4.1 percent in the first quarter on top of a 7.9 percent increase in the first quarter of 2006.

    Restaurant operating margin improved to 18.4 percent of sales in the first quarter compared with 16.4 percent a year ago, due primarily to higher sales in 2007 and lower food costs - principally beef, chicken, cheese and produce - as well as expense control, lower utility costs and fixed-cost leverage on same-store sales growth.

    SG&A expense rate in the first quarter decreased to 10.4 percent of revenues compared with 11.0 percent last year, which included approximately 30 basis points related to the settlement of a legal matter.

    Ten company and franchised Jack in the Box restaurants opened in the first quarter, along with 2 new Quick Stuff(R) convenience stores, compared with 4 new restaurants and 2 Quick Stuff sites opened in the same quarter a year ago. Qdoba opened 29 company and franchised restaurants in the first quarter compared with 23 locations opened in the same quarter a year ago. At Jan. 21, the company's system total comprised 2,088 company and franchised Jack in the Box restaurants, including 57 with Quick Stuff convenience stores, and 344 company and franchised Qdoba restaurants.

    Gains on sale of company-operated restaurants were $7.2 million in the first quarter from the sale of 15 Jack in the Box company restaurants to franchisees. In the first quarter of fiscal 2006, gains on sale of company-operated restaurants totaled $6.7 million from the sale of 17 Jack in the Box company restaurants to franchisees. The difference in average gains is related to the specific sales and cash flows of restaurants sold. Beginning in the first quarter of fiscal 2007, and as noted in the attached consolidated statements of earnings, the company is reporting gains as a discrete line item, reclassified within operating costs and expenses rather than within other revenues, as previously presented. Last year's gains on sale of company-operated restaurants to franchisees have also been reclassified to conform with the current year presentation.

    The effective tax rate in the first quarter was 35.6 percent versus 37.0 percent a year ago, with the decrease due primarily to the retroactive reinstatement of the Work Opportunity Tax Credit (WOTC) program.

    Capital expenditures, including capital lease obligations, were $40.1 million in the quarter compared with $40.3 million in fiscal 2006.

    First quarter initiatives

    Jack in the Box continues to execute its strategy to holistically reinvent the Jack in the Box brand through major changes to its menu, restaurant environment and guest service.

    Menu additions in the first quarter included the following products:

    -- Sirloin Steak 'n' Cheddar Ciabatta Sandwich, which features tender, marinated, 100-percent sirloin steak on toasted ciabatta bread with cheddar cheese, red onions, tomatoes and green leaf lettuce topped with a creamy peppercorn mayo.

    -- Bacon Breakfast Jack(TM), which combines a fried egg, American cheese and crispy bacon on a soft bun.

    -- Mozzarella Cheese Sticks, which feature mozzarella cheese coated in crunchy, herb-and-spice breading and served with a side of zesty marinara sauce.

    -- Chocolate Oreo(R) Cookie Shake, which blends bits of Oreo cookies with real vanilla ice cream and bittersweet chocolate syrup.

    "While we continue to offer great product variety at a tremendous value, Jack in the Box is also a leader in menu innovation and quality with new products like our Steak 'n' Cheddar Ciabatta Sandwich and Mozzarella Cheese Sticks," Lang said. "When combined with our guest-service initiatives and restaurant re-image program, Jack in the Box is a much more compelling brand than it was just a few years ago."

    In the first quarter, Jack in the Box became the first major quick-serve chain to install contactless credit card readers at all company restaurants. With this new technology, guests at the service counters and drive-thru windows can pay simply by holding their MasterCard PayPass(TM), Visa Contactless, American Express or Discover Network card in front of a small device, which processes the transaction via radio frequency.

    Jack in the Box expanded its reloadable Jack Ca$h(TM) card program in the first quarter to include a retail component: The cards are now available at grocery chains such as Safeway, Albertsons, Randalls and Tom Thumb stores.

    Also in the first quarter, the company continued re-imaging its Jack in the Box restaurants with a comprehensive program that includes a complete redesign of the dining room and common areas. Interior finishes include ceramic tile floors, a mix of seating styles ranging from booths and bars to high-top round tables, decorative pendant lighting, and graphics and wall collages. The program also includes music, uniforms, menu boards and packaging, along with new paint schemes, landscaping and other exterior enhancements. The company remains on track to re-image 150-200 restaurants in fiscal 2007 and expects to complete the program in 4-5 years.

    New credit facility and modified "Dutch auction" tender offer

    The company secured a new $625 million credit facility in the first quarter, which includes a $150 million revolving credit facility and a $475 million term loan. Proceeds from the new credit facility were used to retire the $268 million term debt outstanding and fund a modified "Dutch auction" tender offer in the first quarter. The company announced in December that it accepted for purchase approximately 2.3 million shares of its common stock, about 6 percent of the shares then outstanding, for a total cost of $143.1 million.

    Stock repurchase program

    The company said today that its board of directors has authorized a program to repurchase up to 3.3 million shares of the company's common stock at prevailing market prices, in the open market, from time to time during calendar year 2007. At Jan. 21, 2007, the company had 34.0 million shares of common stock outstanding. Such repurchases will be made using the company's cash resources.

    Fiscal year 2007 guidance update (in approximate amounts)

    Jack in the Box Inc. today updated its earnings guidance and certain underlying assumptions for fiscal year 2007, which reflects the effect of the recently completed tender offer but not the effect of additional shares that may be repurchased through the remainder of fiscal 2007.

    --  $3.27-$3.33 per diluted share in earnings.

    -- 4-5 percent same-store sales increase at Jack in the Box company-operated restaurants.

    -- 3-5 percent same-store sales increase at Qdoba system restaurants.

    -- $29-31 million in gains from the sale of 70-80 restaurants to franchisees.

    --  36-37 percent tax rate.

    -- 40-45 new company and franchise-operated Jack in the Box restaurants.

    --  80-90 new company and franchise-operated Qdoba restaurants.

    -- $160-170 million in capital expenditures, including investment costs related to the Jack in the Box restaurant re-image program and kitchen enhancements.

    Second quarter guidance (in approximate amounts)

    Jack in the Box Inc. also today announced the following guidance for the second quarter of 2007, which reflects the effect of the recently completed tender offer but not the effect of additional shares that may be repurchased through the remainder of fiscal 2007:

    --  67-70 cents per diluted share in earnings.

    -- 3.5-4.5 percent same-store sales increase at Jack in the Box company-operated restaurants.

    About Jack in the Box Inc.

    Jack in the Box Inc. (NYSE:JBX), based in San Diego, is a restaurant company that operates and franchises Jack in the Box(R) restaurants, one of the nation's largest hamburger chains, with more than 2,000 restaurants in 17 states. The company also operates a proprietary chain of convenience stores called Quick Stuff(R), with more than 50 locations, each built adjacent to a full-size Jack in the Box restaurant and including a major-brand fuel station. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill(R), an emerging leader in fast-casual dining, with more than 300 restaurants in 40 states. For more information, visit www.jackinthebox.com.

    Safe harbor statement

    Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that are subject to substantial risks and uncertainties. These statements may be identified by the use of words such as "believe," "expects," "will," and other words of similar meaning.

    The following are some of the factors that could cause the company's actual results to differ materially from those expressed in the forward-looking statements: delays in the opening of new or remodeled restaurants; costs that exceed projections; uncertainty whether test results for products or facility enhancements are predictive of successful results on a larger scale; loss of sales due to restaurant closures related to weather or other adverse conditions in the regions in which restaurants are located; changes in laws, regulations, and accounting rules and interpretations; and adverse economic and other local, national and international conditions or events that affect consumer confidence and spending.

    Further information about factors that could affect the company's financial and other results is included in the company's annual report on Form 10-K and its periodic reports on Forms 10-Q filed with the Securities and Exchange Commission. The information in this press release is as of Feb. 20, 2007. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.


                JACK IN THE BOX INC. AND SUBSIDIARIES
            UNAUDITED CONSOLIDATED STATEMENTS OF EARNINGS
                (In thousands, except per share data)

                                                   Sixteen Weeks Ended
                                                   -------------------
                                                   Jan. 21,  Jan. 22,
                                                     2007      2006
                                                   --------- ---------

Revenues:
  Restaurant sales                                 $651,408  $639,880
  Distribution and other sales                      163,750   139,961
  Franchised restaurant revenues                     41,534    33,162
                                                   --------- ---------
                                                    856,692   813,003
                                                   --------- ---------
Operating costs and expenses:
  Restaurant costs of sales                         202,126   203,945
  Restaurant operating costs                        329,638   331,148
  Distribution and other costs of sales             162,795   138,158
  Franchised restaurant costs                        16,420    12,867
  Selling, general and administrative expenses       89,352    89,550
  Gains on sale of company-operated restaurants      (7,157)   (6,714)
                                                   --------- ---------
                                                    793,174   768,954
                                                   --------- ---------

Earnings from operations                             63,518    44,049

Interest expense, net                                 5,494     3,990
                                                   --------- ---------

Earnings before income taxes                         58,024    40,059

Income taxes                                         20,670    14,836
                                                   --------- ---------

Net earnings                                        $37,354   $25,223
                                                   ========= =========

Net earnings per share:
  Basic                                               $1.06      $.72
  Diluted                                             $1.03      $.70

Weighted-average shares outstanding:
  Basic                                              35,140    34,978
  Diluted                                            36,144    36,053


                JACK IN THE BOX INC. AND SUBSIDIARIES
           UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                                Jan. 21,    Jan. 22,
                                                  2007        2006
---------------------------------------------- ----------- -----------

                    ASSETS
Current assets:
  Cash and cash equivalents                      $301,607    $101,639
  Accounts and notes receivable, net               34,610      23,888
  Inventories                                      45,728      40,575
  Other current assets                             86,848     103,629
                                               ----------- -----------
     Total current assets                         468,793     269,731
                                               ----------- -----------

Property and equipment, net                       904,909     870,733

Other assets, net                                 211,044     175,640
                                               ----------- -----------

     TOTAL                                     $1,584,746  $1,316,104
                                               =========== ===========

     LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current maturities of long-term debt             $5,899      $7,846
  Other current liabilities                       236,524     254,503
                                               ----------- -----------
     Total current liabilities                    242,423     262,349
                                               ----------- -----------

Long-term debt, net of current maturities         491,409     287,914

Other long-term liabilities                       215,574     216,212
                                               ----------- -----------
     Total liabilities                            949,406     766,475
                                               ----------- -----------

 Stockholders' equity                             635,340     549,629
                                               ----------- -----------

     TOTAL                                     $1,584,746  $1,316,104
                                               =========== ===========


    CONTACT: Jack in the Box Inc.
             Brian Luscomb, 858-571-2229
             Division Vice President, Corporate Communications brian.luscomb@jackinthebox.com www.jackinthebox.com